EXHIBIT 4.67

Import payments business agreement

Number: Industrial Bank Guangdong _ Pay_ Certificate (Specifically against) No. _201112270404_

Party A: Industrial Bank Co., Ltd. Dongguan Branch

Mailing Address:     _Industrial Finance Building_ No.31, South City section, Guan Tai Road, Dongguan_

Postal Code: 523960	Fax:

Tel: 13602332381	Fax:

Party B: Dongguan Lite Array Company Limited (Client’s full name)

Mailing address: Galaxy Ind. Area, Qingxi, Dongguan, Guandong Province, PRC.

Postal Code: 523565	Fax:
Tel: 87738870	Fax:

Agreement Signed at:     Dongguan

In view of the Dongguan Lite Array Company Limited (hereinafter referred to as Party B) apply the Industrial Bank Co., Ltd. Dongguan Branch (hereinafter referred to as Party A) for the import payments business agreement services under No.          contract. (The payments business is: ☐ 1. import payments under the credit, ☐ 2. imports payments under the collection, ☐ 3. imports payments under the outward remittance payments), to clarify the responsibilities and keep the promise, both parties signed this agreement on month              day          year, both sides agreed as follows:

Article one     Import payments business (hereinafter referred to as pay) refers to the financing business of import payments under the credit or. the collection, or the outward remittance payments of Party B, in view of Party B’s short-term financing needs, Party A transfers the trading funds to the Beneficiary, collection client, or payee on behalf of Party B through the correspondent bank, then Party B returns the above funds (including interest and bank charges) to the Party A within an agreed period according to the agreed interest rates.

Article two Pay amount: 4 million (currency) United States dollars

Article three The financing interest rate is libor + 3.2%

Article four Financing period: from December 29, 2011 to June 26, 2012.

Article five     Financing management: Party A has the right to inspect, supervise the business management, financial activities and inventory and sales of Party B. Party B shall submit financial statements to Party A and facilitate Party A’s work of financing management.

Article six     Party B ensure to unconditionally pay the amount of payments of principal, interest and related costs in “confirmation of import payments business transactions” issued by Party A on due date for financing in this Agreement. Without the consent of Party A, Party B shall not apply for an early repayment.

Article seven Guarantee

I. The following contract is the guarantee contract of this contract

1. Number 201112270404-1 «Pledge contract    » (contract name), the guarantee way is          pledge         , the Guarantor is Dongguan Lite Array Company Limited.

2. Number          «         » (contract name), the guarantee way is          pledge         , the Guarantor is Dongguan Lite Array Company Limited.

3. Number     /     «        » (contract name), the guarantee way is     /    , the Guarantor is             /

II. Between the completion of the sign of guarantee contract under this Agreement and the completion of guarantee procedure, the Party A has the right to withhold the performance of payments and other obligations under this Agreement.

Article eight     The rights and obligations of both parties

I. Party A’s rights and obligations

1. The right to request Party B’s scheduled payments of principal, interest and related costs;

2. The right to require Party’s B provision of information relating to the financing;

3. The right to know the production operations and financial condition of Party B;

4 If Party B fails to pay in full repayment on schedule, whatever the reason is, Party A has the following rights:

(1) Deduct the repayment from any account Party B opening in Party A

(2) Overdue balances are subject to penalty interest rate of 30%.

(3) Dispose the mortgaged/pledged, or requires a guarantor to perform compensation obligations.

(4) Take any measures sufficient to maintain the interests of Party A under this Agreement.

(5) Party A is entitled to transfer the financing and security interest under this Agreement to third parties at any time, without obtaining the consent of Party B. After the Party A’s transference of the finance and security interest under this Agreement, Party B still assumes all obligations under this Agreement.

(6) Entitled to the rights of laws, regulations and rules or the other provisions in this Agreement.

II Party A’s obligations:

1. Pay according to this Agreement;

2. Shall keep confidentiality of Party B’s debt, finance, production and management, except for those with additional provisions in laws or regulatory agencies.

II. Party B’s rights and obligations

1. Party B’s rights:

The right to request Party A to perform the obligation of confidentiality of the information provided in accordance with this agreement.

2. Party B’s obligations

(1). Shall truthfully provide documentation Party A required, as well as the balances of all bank accounts and deposit and loan, and cooperate with Party A’s work to investigate, review and check.

(2). Accept Party A’s supervision of financing funds, the related production management, and financial activities;

(3) Shall fully pay the principal and interest and other associated costs timely under this Agreement;

(4) Shall not transfer the liabilities in whole or in part under this Agreement to a third party without the written consent of Party A;

(5) Shall bear the expenditure of costs relating to this Agreement, including but not limited to the costs incurred in matters of the notary, appraisal, assessment, registration, and expense for realization of creditor’s right of Party A.

(6) Shall not reduce the registered capital in any way;

(7) In the occurrence of the following situation, first obtain the written consent of Party A, and then actively implement the safeguard measures of the full and timely payment of the principal and interest and fees under this Agreement as requested by Party A:

1) Apply banks and other third parties for amounts more than    / ten thousand RMB or total liabilities over    / ten thousand RMB, or provide a third party the amount of loan more than     / ten thousand RMB, or provide grantee for the loan of third party more than     / ten thousand RMB;

2) for major property changes and adjustment of business way (including but does not limited to the joint venture, and cooperation contract signed with businessman from foreign, Hong Kong, and Macao; revoked, and closed, and discontinued, and transferred; division; consolidation, merger and merged; restructuring, and formed or conversed for joint-stock company; take houses, and machine device, and other fixed assets or trademark, and patent, and proprietary technology, and land right, and other intangible assets to buy into or invest into a company, adopt ways of leasing, and contract, and joint venture, and trusteeship for property and right transaction).

8. In the occurrence of the following situation, Party B shall notify Party A immediately and then actively implement the safeguard measures of the full and timely payment of the principal and interest and fees under this Agreement as requested by Party A:

(1) Significant financial loss, loss of property or other financial crises;

(2) Closure, revoked or cancellation of business license, apply for or filed for bankruptcy, dissolution and other circumstances

(3) A major management and financial crisis of the controlling shareholder or other associated companies, affecting its normal operation;

(4) The change of Party B’s the legal representatives, directors and key senior management personnel, affecting their functioning;

(5) The change of Party B’s shareholders or shares is more than 5%;

(6) Party B has significant related party transactions with its controlling shareholder or other associated companies, which affects its normal operation;

(7) Any litigation, arbitration or criminal or administrative penalties, having a significant adverse consequence on its business or property status;

(8) Other significant matters that might affect its solvency.

(9) Party B shall ensure that the financial condition such as the current assets and net asset value, asset liability ratio, asset liquidity ratio in the loan period maintain the following range of requirements of Parry B:     /

(10) The collection letter or collection of documents Party A sent or by other manners to Party B or must be signed and handed over the receipt to Party A.

Article nine     Violation responsibility : If Party B breaches the contract (that is, breach of any of the obligations in this Agreement), Party A shall have the right to take one or more measures of the following:

(1) Correct the breach according to the deadline;

(2) Release the import payments agreements, request Party B for the payments of principal and interest matured or unmatured, and the compensation-related costs;

(3) If the payment is overdue, request Party B to pay the overdue penalty;

(4) Require Party B to pay the compounding of unpaid interest;

(5) Deduct the owed principal and interest from any account of Party B, if the account money and pay money are in different currencies, Party A has the right to convert the account money according to the exchange price quotation on the date to pay the principal and interest;

(6) Require Party B to pay principal and interest in judicial means, and expense for realization of creditor’s right of Party A (including but not limited to litigation costs, property preservation fees, fees of application for enforcement, attorney fees, investigators fees, advertising fees, assessment fees, auction fees, etc.) are undertaken by the Party B.

Article ten      Jurisdiction, applicable law and dispute resolution

I. The formation, validity, interpretation, and performance of this Agreement and the settlement of disputes shall apply People’s Republic of China laws.

II. In the course of implementation of this Agreement, any disputes or controversies relating to this Agreement occurs, can be resolved through consultations; if consultation fails, and resolved in the following way 1:

(1) Take judicial proceedings to the people’s court where Party A is located.

(2) Apply to the Arbitration Committee      /      (the place of arbitration is:     /     ), in accordance with the application of the current effective arbitration rules of arbitration. The arbitration ruling is final cut, and binding on the parties.

(3) Other ways:     /

III. In the course of litigation or arbitration, some of the provisions of this Agreement not involved in the dispute shall still be fulfilled. Party B shall not refuse to perform any obligation under this Agreement by the reason of the dispute.

Article eleven     Notice

I. Any notice and a variety of communication links need to be served by mailing address, and fax number or other method of contact recorded in this Agreement to each other.

II. Change of the above contact methods of any party in this Agreement should be immediately notified to the other party.

III. Any notice or communication links, as long as sent by the above address (by the changed address if the address is changed), shall be deemed to be served on the following dates:

(1)	Letter, is the fifth business day after the sending of registered issue;

(2)	Telex, is the time when receiving the confirmation of the other party;

(3)	If a person is sent to deliver specially, then is the date when the recipient signed it.

Article twelve     Agreement potency and other matters

1. This agreement is to take effect after the parties signed or stamped.

2. In the force of this Agreement, any tolerance, and grace Party A giving to Party B or guarantor, or delay in exercising the interest or right in this Agreement, does not damage, and effect or limit Party A’s interest and rights according to about legal provides and this Agreement, and are not considered as the Party A’s giving up of the interest and rights in the Agreement, and not affect the any obligations of Party B in this Agreement.

3. “Import payments application for business” and “confirmation of import payments business transactions” as annexes to the present Agreement, are integral parts of this Agreement, and have the same legal effect as the body of this Agreement.

4. The “business day” in the Agreement means a Bank business day, during the performance of the Agreement, if a withdrawal date, repayment is a non-business day, is extended to the next business day.

5. The principal edition of this Agreement is one type          copies, Party A, Party B shall each hold a copy, and with the same legal effect.

Article thirteen      Supplementary Provisions

The party A (official seal): superintendent or authorized agent (official seal): Liu Yongge 2011 Year 12 Month 29 Day
Seal: [INDUSTRIAL BANK CO., LTD. Dongguan Branch]
The party B (official seal): legal representative or authorized agent (official seal): Shen Zhenquan

2011 Year 12 Month 29 Day Seal: [Guangzhen Displayer Products CO., LTD. Dongguan, China]